Exhibit 99.2

For more information contact

JoAnn Horne

Market Street Partners

415/445-3233

SIZMEK ACQUIRES DYNAMIC CREATIVE OPTIMIZATION BUSINESS, CREATING LEADING DCO SOLUTION IN DIGITAL ADVERTISING

AUSTIN, TX, November 12, 2015 — Sizmek, Inc. (Nasdaq:SZMK), a leading open ad management platform company for multiscreen campaigns, announced today it has acquired PointRoll, the dynamic creative solutions business of Cofactor, a Tegna Company, for $20.0 million, comprised of $11.0 million in cash and $9.0 million in seller financing. The transaction will close immediately.

“DCO is an increasingly important element of digital advertising, as it optimizes specific audience creative against data insights, which is at the heart of any effective online advertising campaign,” said Neil Nguyen, CEO and President of Sizmek.  “This is a very strong combination of Sizmek’s technology and PointRoll’s DCO expertise, which can then be applied to the ever increasing need for global solutions.”

The acquisition also gives customers access to a much wider range of data-powered capabilities within the end-to-end framework of Sizmek MDX, from mobile media buying to multi-channel/device measurement and attribution.

“Together we represent an unmatched global platform, and we are excited to join the team and create this industry-leading product,” said Mario Diez, CEO of Cofactor.  “But the biggest winners are our large automotive, CPG and retail customers, as the two companies now offer an unmatched solution in creativity, capabilities, and service.  Our value proposition has always been to combine creativity with data and we just took a leap forward in bringing this to our customers.”

“As a long time PointRoll client, we view the acquisition as a positive event,” said Francisco Miranda, SVP, Group Management Director of Zimmerman.  “We have been at the forefront of Dynamic Creative Optimization strategies to deliver the right creative and offers on behalf of our automotive and retail clients.  The combination of PointRoll’s  expertise in our business and Sizmek’s comprehensive product offering will allow us to accelerate innovation in a very dynamic and competitive retail environment.”

In addition to the acquisition of the DCO business, Cofactor has appointed Sizmek as its preferred activation and distribution partner for digital content that Cofactor onboards for its customers.

Third Quarter Earnings Conference Call

Additional details will be provided on Sizmek’s regular third quarter earnings conference call, which will be broadcast today live on the internet at 5:00pm ET.  To access the conference call by telephone, interested parties may dial (855) 765-5680 and enter passcode 65790526.  International callers may access the call by dialing (707) 294-1311.  Please call five minutes in advance to ensure that you are connected. A replay will also be available for seven days following the call. To access the replay, interested parties may dial (855) 859-2056 and enter passcode 65790526.  International callers may access the replay by dialing (404) 537-3406.   Participants can access the webcast at www.sizmek.com/investor-relations.  For the webcast, please allow 15 minutes to register and download any necessary software.  Following the call’s completion, a replay will also be available on the Company’s website.

About Sizmek

Sizmek is the world’s largest independent third party ad server working with over 3,400 agencies, over 17,000 brand advertisers and 22,000 global web publishers, serving ads in 70 countries. An Open Ad Management company, Sizmek gives online advertisers, agencies and publishers freedom of choice, flexibility and full end-to-end capabilities to drive exponential ad performance across multiple devices and channels. Bringing together best-in-class online advertising tools, technology and strategic guidance, clients are able to cultivate deeper relationships with customers around the world via local offices throughout North America, EMEA, LATAM and APAC.